As filed with the Securities and Exchange Commission on July 1, 2003

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Indus International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INDUS INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 29, 2003

Dear Stockholder:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Indus International, Inc., a Delaware corporation, will be held on July 29, 2003 at 10:00 a.m., local time, at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the following directors to serve for the ensuing year and until their successors are duly elected and qualified: Gayle A. Crowell, Edward Grzedzinski, William H. Janeway, C. Frederick Lane, Thomas R. Madison, Jr., Douglas S. Massingill and Thomas E. Timbie.

2. To approve the issuance of shares of Common Stock of the Company upon the conversion of the Company’s 8% Convertible Notes.

3. To adopt the Indus International, Inc. 2003 Employee Stock Purchase Plan.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on July 1, 2003 are entitled to notice of and to vote at the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

JEFFREY A. BABKA
Secretary

Atlanta, Georgia

July 3, 2003

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO
PROPOSAL THREE
CONSIDERATION OF AUDITORS’ FEES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN 2002 AND YEAR-END VALUES
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS WITH MANAGEMENT
SECURITY OWNERSHIP OF MANAGEMENT; PRINCIPAL STOCKHOLDERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX A

INDUS INTERNATIONAL, INC.

PROXY STATEMENT FOR THE
2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Indus International, Inc. for use at the Annual Meeting of Stockholders to be held July 29, 2003 at 10:00 a.m., local time, or at any adjournment of postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

      These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2002 were mailed on or about July 3, 2003 to all stockholders entitled to vote at the Annual Meeting.

Proxies

      If the enclosed proxy is properly executed and returned in time and not revoked as described below, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted, as follows:

•	FOR the slate of directors described herein;

•	FOR the issuance of Common Stock upon conversion of the Company’s 8% Convertible Notes;

•	FOR the adoption of the 2003 Employee Stock Purchase Plan; and

•	FOR any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Mellon Investor Services, LLC, Attention: Judy Hsu, 200 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339 a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

      The presence at the Annual Meeting of the stockholder who has appointed a proxy will not of itself revoke the prior appointment.

Voting at the Annual Meeting; Record Date

      Only holders of record of the Company’s Common Stock at the close of business on July 1, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Except as noted below under “Proposal Two — Issuance of Common Stock upon Conversion of 8% Convertible Notes,” such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date and to vote on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, approximately 42,094,830 shares of the Company’s Common Stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Security Ownership of Management; Principal Stockholders” below.

Quorum; Required Vote

      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. All shares represented at the meeting, whether in person or by a proxy, will be counted for the purpose of establishing a quorum.

      The nominees for director in Proposal One will be elected by a plurality of the votes of shares represented, in person or by proxy, at the Annual Meeting. Approval of Proposal Two and Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum.

      If a stockholder submits a properly executed proxy and the stockholder has abstained from voting on any of the proposals, the Common Stock represented by the proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of the proposals.

      Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and the brokers do not otherwise have discretionary authority to vote the shares on such proposals. Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of the proposals.

Expenses of Solicitation

      The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, telegram, letter or facsimile. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Availability of Annual Report

      Accompanying this Proxy Statement is a copy of the Company’s Annual Report for the year ended December 31, 2002. Stockholders who would like additional copies of the Annual Report should direct their requests in writing to: Indus International, Inc., Attn: Gary Frazier, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

Procedure for Submitting Stockholder Proposals

      Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and the Bylaws of the Company. The Company’s Bylaws require a stockholder wishing to make a proposal at the Company’s 2004 Annual Stockholder Meeting to submit such proposal to the Company prior to May 30, 2004, but no earlier than April 30, 2004. Furthermore, if a stockholder wishes to have a proposal included in the proxy statement and form of proxy relating to that meeting, the stockholder must submit the proposal to the Company by March 31, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      A Board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below, five of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of or prior to the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified.

      The names of the nominees, their ages as of the date of this Proxy Statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation

Gayle A. Crowell(1)	52	Consultant, Information Technology Group of Warburg Pincus LLC
Edward Grzedzinski(2)	48	President and Chief Executive Officer of NOVA Information Systems
William H. Janeway(2)	60	Vice Chairman of Warburg Pincus LLC
C. Frederick Lane	59	Partner of Dietz, Bearden, Lane & Associates LLC
Thomas R. Madison, Jr.	57	Chairman of the Board and Chief Executive Officer of the Company
Douglas S. Massingill(3)	45	Retired
Thomas E. Timbie(1)	45	President of Timbie & Company, LLC

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Prospective member of the Audit Committee.

      Ms. Crowell has served as a director of the Company since October 19, 2000. Since July 2001, Ms. Crowell has been a full time consultant to Warburg Pincus LLC, focused on investments in enterprise software and services. Ms. Crowell served as president, chief executive officer and chairperson of the board of directors of RightPoint from 1998 until its acquisition by E.piphany in January 2000 and then served as the president of E.piphany.net and as a member of the E.piphany board before becoming a consultant to Warburg Pincus LLC. From 1994 to 1998, Ms. Crowell was senior vice president and general manager of worldwide field operations for Mosaix, Inc. She serves as chairperson of the board of directors at Evolve Software and also serves as a director of several privately held companies.

      Mr. Grzedzinski has served as a director of the Company since February 1, 2001. He is the president and chief executive officer of NOVA Information Systems, which he co-founded in 1991. He also served as chairman of the board of directors of NOVA Information Systems from 1993 until July 2001, at which time NOVA Information Systems became a wholly-owned subsidiary of US Bancorp. Mr. Grzedzinski also serves as vice chairman of US Bancorp and serves as the chairman of the board of directors of EuroConex Technologies Ltd.

      Mr. Janeway has served as a director of the Company since August 25, 1997. From March 17, 1999 to December 19, 2001, Mr. Janeway served as Chairman of the Board of the Company. From 1994 to August 25, 1997, he served as a director of TSW International, Inc., one of the predecessor entities of the Company. Since 1988, he has held various positions as a managing director at Warburg Pincus LLC where he has led its investing activities in the technology sector. Since 2000, Mr. Janeway has served as vice chairman of Warburg Pincus LLC. Mr. Janeway serves on the Board of Directors as a nominee of Warburg, Pincus Investors, LLC. Mr. Janeway also serves as a director of BEA Systems, Inc., Manugistics, Inc., VERITAS Software and several privately held companies.

      Mr. Lane has been nominated for election to the Board at the 2003 Annual Meeting. Since 1999, Mr. Lane has served as an independent consultant in a variety of industries in the area of executive coaching and organizational development. He is currently a partner of Dietz, Bearden, Lane & Associates LLC, an international management consulting firm. From May 1996 to October 1998, Mr. Lane served as a consultant to the chief executive officer and senior staff of Lucent Technologies, Inc. and from October 1991 to May 1996, he served as Senior Vice President, Human Resources of a business division of AT&T. Mr. Lane also managed the regional service organization for AT&T, providing service and technical support to Fortune 50 companies in New York and New England from May 1989 to October 1991.

      Mr. Madison has served as Chairman of the Board of the Company since December 19, 2001 and as a director of the Company since April 24, 2001. He has served as Chief Executive Officer of the Company since July 2002. From May 1999 until January 2001, Mr. Madison served as president and chief executive officer of Talus Solutions, an implementer of products and services that optimize pricing strategies and practices based upon customer buying behaviors. From March 1994 until May 1999, Mr. Madison served as group president and corporate vice president of Computer Sciences Corp. Mr. Madison also serves as a director of several privately held companies.

      Mr. Massingill has been nominated for election to the Board at the 2003 Annual Meeting. He is currently retired, after having served as a venture partner of Armanda Ventures, L.P., a venture capital firm headquartered in Atlanta, Georgia, from September 2000 to February 2002. From June 1990 to April 2000, Mr. Massingill was employed with J.D. Edwards, with his most recent positions being president and chief executive officer and executive vice president and chief operating officer.

      Mr. Timbie has served as a director of the Company since April 1, 2002. He is the president of Timbie & Company, LLC, a financial consulting firm he founded in 2000. Formerly, he was interim vice president and chief financial officer of e-dr. Network, Inc, a business-to-business exchange in the optical device market from January 2000 to October 2000. From April 1996 to December 1999, Mr. Timbie was the vice president and chief financial officer of Xomed Surgical Products, Inc., a medical device company. Mr. Timbie also serves as a director and audit committee chairman of Wright Medical Group, Inc., Medical Staffing Network Holdings, Inc. and American Medical Systems Holdings, Inc.

Board Meetings and Committees

      The Board of Directors of the Company held a total of nine meetings in 2002. During 2002, no director attended fewer than 75% of the meetings of the Board or 75% of the meetings of the relevant committees during the period that he or she served as a director or member of such committee, except that Joseph Landy attended 67% of the Board meetings. The Board of Directors has two committees, an Audit Committee and a Compensation Committee.

      The Audit Committee of the Board of Directors currently consists of Gayle A. Crowell, Thomas S. Robertson and Thomas E. Timbie. Mr. Timbie acts as chairman of the committee. On March 1, 2002, Mr. Madison stepped down from the Audit Committee due to his new position as Chairman of the Board, and Edward Grzedzinski was appointed in his place. On April 23, 2002, the Board reconfigured the Audit Committee to consist of Ms. Crowell, Dr. Robertson and Mr. Timbie. All Audit Committee members are “independent” as defined in the applicable listing standards of the NASD, other than Ms. Crowell who serves as a non-independent member of the Audit Committee. The Board determined that Ms. Crowell’s appointment to the Audit Committee complies with the conditions stipulated in the NASD independence rules that allow “one non-independent director” to serve on the Audit Committee under exceptional and limited circumstances. Under the applicable listing standards of the NASD, Ms. Crowell is not considered “independent” because she is a full-time consultant for Warburg Pincus LLC, an affiliate of the Company. The Board believes her continued service on the Audit Committee is in the best interests of the Company because of her financial expertise. As further required by such rules, each of the committee members is financially literate and has financial management expertise.

      The Audit Committee recommends engagement of the Company’s independent auditors and is primarily responsible for approving the services performed by the Company’s independent auditors and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. To carry out its responsibilities, the Audit Committee held five meetings during 2002. The Charter for the Audit Committee of the Board of Directors was filed with the Company’s Proxy Statement for its 2001 Annual Meeting of Stockholders and is available upon request from the Secretary of the Company.

      The Compensation Committee of the Board of Directors currently consists of William H. Janeway and Edward Grzedzinski. Mr. Janeway acts as chairman of the committee. The Compensation Committee previously consisted of Mr. Janeway and Jeanne Wohlers until April 23, 2002, when Ms. Wohlers stepped down and was replaced with Mr. Grzedzinski. The Compensation Committee establishes the Company’s executive compensation policy, determines the salary and bonuses of the Company’s executive officers and recommends to the Board of Directors stock option grants for executive officers. To carry out its responsibilities, the Compensation Committee held three meetings during 2002.

Director Compensation

      During 2002, directors received no cash fees for services provided in that capacity but were reimbursed for out-of-pocket expenses they incurred in connection with their attendance at meetings. As of March 28, 2003, the Board of Directors approved the payment of cash fees for services provided by each of our independent directors (as defined under NASD Rule 4200(a)(14)) in that capacity in the amount of $10,000 annually. Additional annual cash compensation is paid to independent directors that serve on committees, as follows: the chairperson of the Audit Committee, if independent, will receive an additional $10,000; the chairperson of the Compensation Committee, if independent, will receive an additional $5,000; all other members of the Audit Committee, if independent, will receive an additional $2,000; and all other members of the Compensation Committee, if independent, will receive an additional $1,000. Edward Grzedzinski and Thomas Timbie are “independent directors” (as defined under NASD Rule 4200(a)(14)). Gayle A. Crowell is considered an “independent director” for purposes of eligibility to receive this cash compensation. All cash compensation is paid in quarterly installments and is contingent on continued service on the Board or the applicable committee. During 2003, non-independent directors will continue to receive no cash fees for services provided in that capacity but will be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

      Under the Company’s 1997 Director Option Plan (the “Director Option Plan”), the Company has reserved 700,000 shares of Common Stock for issuance to the directors of the Company pursuant to non-qualified stock options. As of December 31, 2002, options to purchase an aggregate of 390,000 shares were outstanding under the Director Option Plan at a weighted average exercise price of $5.628 per share, of which options to purchase 100,000 shares were fully vested and immediately exercisable; no options had been exercised pursuant to the Plan; and 310,000 shares remained available for future grant.

      Pursuant to the Director Option Plan, each director who is not an employee of the Company is automatically granted a non-qualified option to purchase 50,000 shares of Common Stock on the date such person becomes a director. Thereafter, each such person is automatically granted an option to acquire 17,500 shares of the Company’s Common Stock upon such outside director’s re-election at each Annual Meeting of Stockholders, provided that on such date such person has served on the Board of Directors for at least six months. All options granted under the Director Option Plan will become exercisable as to 25% of the shares subject to such option on each anniversary of its date of grant. In addition, each director appointed to serve as a chairperson of either the Audit Committee or the Compensation Committee is automatically granted a non-qualified option to purchase 5,000 shares of Common Stock of the Company on the date of such appointment and a non-qualified option to purchase an additional 5,000 shares of Common Stock of the Company at each Annual Meeting of Stockholders should he or she continue to serve in such capacity, provided that on such date such person shall have served as a committee chairperson for at least six months. Options granted to the chairpersons of the Audit and Compensation Committees become exercisable as to 100% of the shares subject to such option on the first anniversary of the date of the grant.

      Effective February 1, 2002 when he commenced his service on the Board of Directors, Mr. Grzedzinski received options to purchase 50,000 shares at an exercise price of $6.20 per share. Effective April 1, 2002 when they commenced service on the Board of Directors, Dr. Robertson and Mr. Timbie each received options to purchase 50,000 shares at an exercise price of $5.22 per share. Effective April 23, 2002, Mr. Timbie and Mr. Janeway each received options to purchase 5,000 shares at an exercise price of $4.37 per share in connection with their service as chairpersons of the Audit Committee and the Compensation Committee, respectively. Effective May 8, 2002, Mr. Janeway, Mr. Landy and Ms. Crowell each received automatic grants of options to purchase 10,000 shares at an exercise price of $4.04 per share upon their reelection to the Board.

      As of March 28, 2003, the Board of Directors approved a one-time grant of an option to acquire 15,000 shares of the Company’s Common Stock under the 1997 Stock Plan to each non-employee director, including Ms. Crowell, Mr. Grzedzinski, Mr. Janeway, Dr. Robertson and Mr. Timbie, with an exercise price of $1.69 per share. All options granted under this Board action will become exercisable as to 25% of the shares subject to such option on each anniversary of its date of grant.

Nomination Agreement

      The Company and Warburg, Pincus Investors, LP (“WPI”) are parties to a Nomination Agreement that provides that for so long as WPI continues to own more than 15% of the outstanding shares of the Company’s Common Stock, WPI will be permitted to nominate two persons to the Company’s Board of Directors, and that for so long as WPI continues to own between 7% and 15% of the outstanding shares of the Company’s Common Stock, WPI will be permitted to nominate one person to the Company’s Board of Directors. The rights, duties and obligations of Robert W. Felton under the Nomination Agreement were terminated effective April 19, 2002.

Required Vote

      The seven nominees receiving the affirmative vote of a plurality of the votes of the shares represented, in person or by proxy at the Annual Meeting, shall be elected as directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

ISSUANCE OF COMMON STOCK UPON CONVERSION OF 8% CONVERTIBLE NOTES

      On March 5, 2003, the Company completed the acquisition of the Global Energy and Utilities Solutions business unit of Systems & Computer Technology Corporation, which we now refer to as Indus Utility Systems (“IUS”). To finance a portion of the acquisition of IUS, the Company sold, in private placements, approximately 6.8 million shares of its Common Stock for approximately $10.3 million and issued its 8% Convertible Notes to investors, including WPI and its affiliates and Thomas R. Madison, in an aggregate principal amount of approximately $14.5 million. The notes have a maturity date of December 5, 2003 and bear interest at a rate of 8% per annum, payable quarterly. See “Certain Transactions.”

      Upon stockholder approval and assuming an Annual Meeting date of July 29, 2003, the $14.5 million principal amount and all accrued and unpaid interest on the notes will automatically convert into shares of Common Stock at the rate of $1.50 per share for up to 9,791,871 shares of Common Stock. The terms of conversion of the notes will only be adjusted to give effect to stock dividends or stock splits or the reclassification, exchange or substitution of the Common Stock issuable upon conversion by the Company. The Company will not issue any fractional interests in converting these notes into Common Stock, but the Company will pay the note holders the cash amount of the unconverted principal balance of the notes that would otherwise be converted into such fractional interests.

      Prior to stockholder approval of the issuance of shares of Common Stock upon conversion of the notes, the notes will not be convertible. Stockholder approval for the issuance of Common Stock is required by the applicable rules of the Nasdaq National Market. If the stockholders do not approve the issuance of shares of Common Stock upon the conversion of the notes, the notes will not be convertible and will remain outstanding until their maturity date of December 5, 2003, at which time the Company will be required to repay the entire principal amount of the notes, plus accrued interest.

Dilutive Effect

      Upon the conversion of the notes into shares of Common Stock and assuming an Annual Meeting date of July 29, 2003, the Company will issue up to 9,791,871 shares, or approximately 23% of the outstanding shares of Common Stock. This issuance of shares will result in significant additional dilution to the existing holders of Common Stock in that their percentage ownership will decline as a result of the conversion. For purposes of example only, a stockholder who owned 10% of the Company’s Common Stock on the record date, would own approximately 8% of the shares outstanding after such conversion and shares issuance.

Required Vote

      The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, will be required to approve the issuance of shares of Common Stock upon conversion of the 8% Convertible Notes. For purposes of compliance with Nasdaq rules and interpretations, those stockholders of the Company who in the aggregate purchased 6.8 million shares of Common Stock on March 5, 2003 (as discussed above) will not be permitted to vote the 6.8 million shares of Common Stock acquired by such stockholders in that transaction on this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF THE COMPANY’S 8% CONVERTIBLE NOTES.

PROPOSAL THREE

ADOPTION OF 2003 EMPLOYEE STOCK PURCHASE PLAN

      On March 28, 2003, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the Indus International, Inc. 2003 Employee Stock Purchase Plan (the “Plan”). A summary of the Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix A.

Purpose

      The purpose of the Plan is to enhance the proprietary interest, through ownership of Common Stock of the Company, among the employees of the Company and its subsidiaries designated by the Company as eligible to participate in the Plan.

Administration

      The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). Subject to the express provisions of the Plan, the Committee has authority to interpret and construe the provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee will select from time to time an administrator to operate and perform the day-to-day administration of the Plan and maintain records of the Plan.

Terms of the Plan

      Stock Subject to the Plan. A maximum of 2,500,000 shares of Common Stock will be made available for purchase by participants under the Plan, subject to appropriate adjustment for stock dividends, stock split or combination of shares, recapitalization or other changes in the Company’s capitalization. The shares issuable under the Plan may be issued out of authorized but unissued shares or may be shares issued and later acquired by the Company. All cash received or held by the Company under the Plan may be used by the Company for any corporate purpose.

      Eligibility. All employees of the Company or its participating subsidiaries who are regularly scheduled to work at least 20 hours each week and at least five months each calendar year are eligible to participate in the Plan. As of May 31, 2003, there were approximately 970 persons eligible to participate in the Plan.

      An eligible employee may elect to become a participant in the Plan by filing with the administrator a request form which authorizes a regular payroll deduction from the employee’s paycheck. A participants’ request form authorizing a payroll deduction will remain effective from offering period to offering period until amended or canceled. Offering periods are the six-month periods beginning January 1 and July 1 of each year during which options to purchase Common Stock are outstanding under the Plan. If the Plan is approved by the stockholders, the first offering period in 2003 will begin on September 1. A participant’s payroll deduction must be in any whole dollar amount or percentage from one to 20 percent of such participant’s base eligible compensation payable each pay period, and at any other time an element of eligible compensation is payable. A participant may not make cash contributions or payments to the Plan.

      A book account will be established for each participant, to which the participant’s payroll deductions will be credited, until these amounts are either withdrawn, distributed or used to purchase Common Stock, as described below. No interest will be credited on these cash amounts. Whole shares of Common Stock will be held in the participant’s account until distributed as described below.

      On the first day of each offering period each eligible employee is granted an option to purchase on the last day of the offering period (the “Purchase Date”) at the price described below (the “Purchase Price”) the number of full shares of Common Stock which the cash credited to the participant’s account at that time will purchase at the Purchase Price. An employee may not be granted an option for an offering period if immediately after the grant, he or she would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries. A participant cannot receive options that, in combination with options under other plans qualified under Section 423 of the Internal Revenue Service Code (the “Code”), would result during any calendar year in the purchase of shares having an aggregate fair market value of more than $25,000. The maximum number of shares of Common Stock that may be purchased by any participant in the Plan during any one offering period is 10,000 shares.

      Unless the cash credited to a participant’s account is withdrawn or distributed, his or her option to purchase shares of Common Stock will be deemed to have been exercised automatically on the Purchase Date. The cash balance, if any, remaining in the participant’s account at the end of an offering period will be refunded to the participant, without interest. The Purchase Price will be the lesser of:

•	85% of the fair market value of the Common Stock on the first trading day of the offering period; or

•	85% of the fair market value of the Common Stock on the last trading day of the offering period.

Since the shares will be purchased at less than market value, employees will receive a benefit from participating in the Plan.

      Options to purchase shares under the Plan are not transferable by the participant other than by will or by the laws of descent and distribution and are exercisable only by the participant during his or her lifetime.

      No Employment Rights. Neither the establishment of the Plan, the grant of any options to purchase stock under the Plan, nor the purchase of stock under the Plan will be deemed to give to any employee the right to be retained in the employ of the Company or any of its subsidiaries or to interfere with the right of the Company or any such subsidiary to discharge any employee or otherwise modify the employment relationship at any time.

      Termination of Employment. If a participant terminates employment, the cash balance in the participant’s account will be returned to the participant (or his or her beneficiary in the case of the participant’s death) in cash, without interest, as soon as practicable, and certificates for the shares of Common Stock credited to the participant’s account will be distributed as soon as practicable or other appropriate evidence of ownership effected.

      Amendment and Termination of the Plan. The Committee may amend the Plan, in whole or in part, at any time; provided, however, that no amendment may (i) affect any right or obligation with respect to any grant previously made, unless required by law, or (ii) unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy the Code, the rules of any stock exchange on which the Common Stock is listed, or the requirements necessary to meet any exemption from the application of federal securities laws, (a) materially affect the eligibility requirements, or (b) increase the number of shares of Common Stock eligible for purchase under the Plan. The Plan may be terminated by the Committee at any time, in which event the administrator will terminate all contributions to the Plan. Cash balances then credited to participants’ accounts will be distributed as soon as practicable, without interest.

Federal Income Tax Consequences to the Company and to Participants

      The Plan is designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Code. The following discussion is a summary of the U.S. federal income tax provisions relating to the grant and exercise of awards under the Plan and the subsequent sale of Common Stock acquired under the Plan. The tax effect of purchasing stock under the Plan may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

      Neither the grant nor the exercise of options under the Plan will have a tax impact on the participant or the Company. If a participant disposes of the Common Stock acquired upon the exercise of his options after at least two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the amount by which the lesser of (i) the fair market value of the Common Stock at the time of disposition, or (ii) the fair market value of the Common Stock at the date of grant exceeds the Purchase Price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds Common Stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the Common Stock at the time of death, or (ii) the fair market value of the Common Stock at the date of grant exceeds the Purchase Price. The Company will not be allowed a deduction if the holding period requirements are satisfied. If a participant disposes of Common Stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the Common Stock on the date of exercise of the option over the Purchase Price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

Benefits to Named Executive Officers and Others

      Participation in the Plan is voluntary. Consequently, it is not presently possible to determine either the benefits or amounts that will be received by any person or group pursuant to the Plan, or that would have been received if the Plan had been in effect during the last fiscal year.

      The closing price per share of the common stock on June 27, 2003 was $2.10.

Required Vote

      The affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, will be required to adopt the Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN.

CONSIDERATION OF AUDITORS’ FEES

Audit Fees

      Audit fees billed to the Company by Ernst & Young LLP for its audit of the Company’s annual financial statements for the year ended December 31, 2002, and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for 2002 totaled approximately $434,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2002.

All Other Fees

      Fees billed to the Company by Ernst & Young LLP during 2002 for all other services rendered to the Company totaled approximately $884,000, including audit related services of $20,000, tax related services of $844,000 and non audit services of $20,000. Audit-related services include fees for employee benefit plan audits. The non audit services related to due diligence in connection with a potential acquisition considered by the Company in 2002.

      The Audit Committee has determined that the provision of such services is compatible with the independence of Ernst & Young LLP as the Company’s auditors. See “Audit Committee Report.”

      Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2002 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2002.

      The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board the accountants to serve as the Company’s independent auditors for the coming year. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

      The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2002, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed and discussed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement of Auditing Standard No. 61. The Audit Committee also discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Ernst & Young LLP reported to the Audit Committee:

•	all critical accounting policies and practices to be used;

•	all alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young LLP; and

•	other material written communications between Ernst & Young LLP and management.

      The Audit Committee reviewed the written disclosures and the letter from Ernst & Young LLP as required by Independence Standards Board No. 1 and discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the year ended December 31, 2002.

      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the

Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Securities Exchange Act.

The Audit Committee of the Board of Directors

Gayle A. Crowell
Thomas S. Robertson
Thomas E. Timbie

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Company for the three most recently completed fiscal years to all individuals serving as the Company’s Chief Executive Officer during the last completed fiscal year and the Company’s executive officers who were serving in such capacity at the end of the last completed fiscal year (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long-term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Options	Compensation($)(2)

Thomas R. Madison, Jr.	2002	325,000	—	—	896,000	—
Chief Executive Officer and	2001	8,653	—	—	50,000 (3)	—
Chairman of the Board
Kent O. Hudson(4)	2002	275,000	237,600	68,650	—	1,380,350
Former President and Chief	2001	550,000	137,500	77,880	—	2,560
Executive Officer	2000	538,732	268,654	—	1,000,000	5,950
Jeffrey A. Babka(5)	2002	176,042	59,065	—	450,000	—
Executive Vice President Finance and Administration, Chief Financial Officer and Secretary
Gregory J. Dukat(6)	2002	72,928	—	—	450,000	—
Executive Vice President of
Worldwide Operations

(1) “Other Annual Compensation” is itemized as follows:

•	In 2002, Mr. Hudson received $68,400 in payment for accrued and unused vacation as of the date he ceased to be an employee of the Company and $250 in reimbursement of club memberships.

•	In 2001, Mr. Hudson received $75,000 in relocation expenses, $2,530 in reimbursement of his physical examination at the Mayo Clinic and $350 in reimbursement of club memberships.

(2) “All Other Compensation” is itemized as follows:

•	In 2002, Mr. Hudson received $1,375,000 in severance payments under the terms of his employment agreement with the Company, $1,020 in vested 401(k) matching contributions from the Company and $4,330 in life and health insurance premiums.

•	In 2001, Mr. Hudson received $1,360 in life and health insurance premiums and $1,200 in vested 401(k) matching contributions from the Company.

•	In 2000, Mr. Hudson received $5,950 in life and health insurance premiums.

(3)	Mr. Madison received an option grant on April 24, 2001 to purchase 50,000 shares of the Company’s Common Stock as an independent director under the 1997 Director Option Plan prior to becoming the Company’s Chairman of the Board on December 19, 2001.

(4)	Mr. Hudson resigned his positions at the Company effective June 30, 2002.

(5)	Mr. Babka became the Executive Vice President Finance and Administration, Chief Financial Officer and Secretary of the Company effective April 2002.

(6)	Mr. Dukat became the Executive Vice President of Worldwide Operations of the Company effective September 2002.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information regarding each grant of options to purchase Common Stock of the Company made to a Named Executive Officer during 2002. Options were granted under the Company’s 1997 Stock Option Plan. All options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options may terminate before their expiration upon the death, permanent disability or termination of status as an employee or consultant of a particular Named Executive Officer.

	Individual Grants
					Potential Realizable Value
		Percent of			at Assumed Annual Rates
	Number of	Total			of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term($)(1)
	Options	Employees in	Price per	Expiration
Name	Granted	Fiscal Year	Share($)	Date	5%	10%

Thomas R. Madison, Jr.	446,000	13.1%	$5.40	3/4/12	$1,514,630	$3,838,369
	450,000	13.2%	1.38	7/10/12	390,544	989,714
Jeffrey A. Babka	350,000	10.3%	4.55	4/3/12	1,001,515	2,538,035
	100,000	2.9%	1.38	7/10/12	86,787	219,936
Gregory J. Dukat	450,000	13.2%	1.50	9/16/12	424,504	1,075,776

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These values are calculated based on Securities and Exchange Commission requirements and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock and overall market conditions.

AGGREGATE OPTION EXERCISES IN 2002 AND YEAR-END VALUES

      The following table sets forth information concerning the shares of Common Stock acquired and the value realized upon the exercise of stock options during 2002, the number of shares of Common Stock underlying exercisable and unexercisable options held by each of the Named Executive Officers as of December 31, 2002 and the values of unexercised “in-the-money” options as of that date.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		in-the-Money Options at
	Shares		December 31, 2002		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas R. Madison, Jr	—	—	12,500	933,500	$0	$117,000
Kent O. Hudson	—	—	750,000	—	0	0
Jeffrey A. Babka	—	—	87,500	362,500	0	26,000
Gregory J. Dukat	—	—	—	450,000	0	63,000

(1)	Determined by taking the difference between the closing price of the Company’s Common Stock on December 31, 2002 of $1.64 per share less the exercise price of the option granted, multiplied by the number of shares subject to the option. If the exercise price of the option exceeds the closing price, the value of the option is not in-the-money and the value is deemed to be zero.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

      Thomas R. Madison, Jr. The Company has entered into an employment agreement with Thomas R. Madison, Jr., its Chief Executive Officer and Chairman of the Board, dated as of April 29, 2003. The employment agreement continues in effect until terminated by the Company, with or without cause, by Mr. Madison for good reason or no reason, or by reason of Mr. Madison’s death or disability. Under this employment agreement, Mr. Madison is to receive an annual base salary of $400,000, and a discretionary bonus of up to one hundred percent of his base salary, payable, if at all, at the discretion of the Company’s Compensation Committee of the Board of Directors.

      If Mr. Madison’s employment is terminated without “cause” or it is terminated by Mr. Madison for “good reason” (as those terms are defined in the employment agreement), Mr. Madison will receive one year of his base salary payable over 12 months, a bonus payment equal to his base salary payable in a lump sum, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months. If the employment agreement terminates due to Mr. Madison’s death or disability, Mr. Madison or his beneficiary will receive one year of his base salary payable over 12 months, a bonus payment equal to one year of his base salary payable in a lump sum, with respect to disability, full COBRA benefits for 12 months, and his options (to the extent vested) shall be exercisable for 15 months.

      In addition, Mr. Madison’s employment agreement contains provisions related to a change in control (as defined in the agreement) of the Company. Upon the earlier of six months following a change of control, or termination of his employment without cause or by Mr. Madison for good reason following the change of control, Mr. Madison’s options shall fully vest and become exercisable and may be exercised for 15 months. In the event that Mr. Madison’s employment is terminated without cause or by Mr. Madison for good reason following a change of control, or he terminates his employment with or without cause after six months following the change of control, he shall receive one year of his base salary payable in a lump sum, a bonus payment equal to one year of his base salary payable in a lump sum, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months.

      Jeffrey A. Babka. The Company has entered into an employment agreement with Jeffrey A. Babka, its Executive Vice President and Chief Financial Officer, dated as of April 29, 2003. The employment agreement continues in effect until terminated by the Company, with or without cause, by Mr. Babka for good reason or no reason, or by reason of Mr. Babka’s death or disability. Under this employment agreement, Mr. Babka is to receive an annual base salary of $250,000, and a discretionary bonus of up to one hundred percent of his base salary, payable, if at all, at the discretion of the Company’s Compensation Committee of the Board of Directors.

      If Mr. Babka’s employment is terminated without “cause” or it is terminated by Mr. Babka for “good reason” (as those terms are defined in the employment agreement), Mr. Babka will receive one year of his base salary payable over 12 months, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months. If the employment agreement terminates due to Mr. Babka’s death or disability, Mr. Babka or his beneficiary will receive one year of his base salary payable over 12 months, with respect to disability, full COBRA benefits for 12 months, and his options (to the extent vested) shall be exercisable for 15 months.

      In addition, Mr. Babka’s agreement contains provisions related to a change in control (as defined in the agreement) of the Company. Upon the earlier of six months following a change of control, or termination of his employment without cause or by Mr. Babka for good reason following the change of control, his options shall fully vest and become exercisable and may be exercised for 15 months. In the event that Mr. Babka’s employment is terminated without cause or by Mr. Babka for good reason following a change of control, or Mr. Babka terminates his employment with or without cause after six months following the change of control, Mr. Babka shall receive one year of his base salary payable in a lump sum, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months.

      Gregory J. Dukat. The Company has entered into an employment agreement with Gregory J. Dukat, its Executive Vice President of Worldwide Operations, dated September 16, 2002. The agreement provides for “at-will” employment. Under this employment agreement, Mr. Dukat is to receive an annual base salary of $250,000 and a discretionary bonus of up to one hundred percent of his base salary, payable, if at all, at the discretion of the Company’s Compensation Committee or the Board of Directors. The agreement also provides for an option to purchase 450,000 shares of the Company’s Common Stock.

      If Mr. Dukat’s employment is terminated without “cause” or it is terminated by Mr. Dukat for “good reason” (as those terms are defined in the employment agreement), Mr. Dukat will receive one year of his base salary and full COBRA benefits for 12 months.

      In addition, the Company entered into a change of control severance agreement with Mr. Dukat, dated September 16, 2002. The agreement provides that if within 12 months following a change in control (as that term is defined in the change of control severance agreement), Mr. Dukat’s employment is terminated without “cause” or it is terminated by Mr. Dukat for “good reason” (as those terms are defined in the change of control severance agreement), Mr. Dukat shall receive one year of his base salary, full COBRA benefits and his options shall accelerate and be automatically vested in full and become exercisable.

COMPENSATION COMMITTEE REPORT

Overview and Philosophy

      The Compensation Committee of the Board of Directors is responsible for reviewing and approving all executive officer pay plans and for developing recommendations for stock option grants for approval by the Board of Directors. These include the following compensation elements: base salaries, annual incentives, stock options and various benefit plans.

      The Committee is composed of two non-employee directors. It is the Committee’s objective that executive compensation be based on the Company’s business performance. Specifically, the Company’s executive compensation program is designed to reward exceptional executive performance that results in enhanced corporate and stockholder values.

      Published industry pay salary data is reviewed and relied upon in the Committee’s assessment of appropriate compensation levels, specifically the analysis of proxies of certain public software companies and appropriate and relevant compensation surveys.

      The Committee recognizes that the industry sector in which the Company operates is both highly competitive and undergoing significant globalization with the result that there is substantial demand for qualified, experienced executive personnel. The Committee considers it crucial that the Company be assured of retaining and rewarding its top caliber executives who are essential to the attainment of the Company’s ambitious long-term, strategic goals.

      For these reasons, the Committee believes the Company’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations, including some, but not all, of the companies comprising the Nasdaq Stock Market Composite-US Index and the Nasdaq Computer Equipment And Data Processing Index.

Annual Cash Compensation (Base Salary Plus Performance Incentives)

      The Committee believes that annual cash compensation should be paid commensurate with attained performance. The Company’s executive cash compensation consists of base compensation and performance incentives. Base salaries for executive officers are established by considering a number of factors, including the Company’s operating results; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. The Committee believes that its executive compensation must remain competitive for it to retain talented executives. Base salaries are typically reviewed annually.

      The purpose of annual performance incentive compensation is to provide cash compensation that is at-risk on an annual basis and is contingent on the achievement of annual business and operating objectives. Annual incentives measure business performance and individual performance, and are designed to provide a pay-out scale with high upside opportunity for high performance and zero payout for low performance. The Compensation Committee sets targets for executive bonuses each year and the payout of those bonuses, if any, is determined based on the Company’s operating results, the executive’s measurable contribution to the Company’s success, and bonus levels of similar positions with comparable companies in the industry.

      For 2002, Mr. Madison requested that no action be taken on executive bonuses and no executive bonuses were paid, other than a bonus to Jeffrey A. Babka of approximately $59,000, which was a contractual obligation in his employment agreement. The absence of executive bonus recommendations reflects the view of both management and the Compensation Committee that executive bonuses should be based on the factors described above. Mr. Babka’s bonus was a contractual obligation that the Compensation Committee determined was necessary and appropriate to induce Mr. Babka to take the position of Chief Financial Officer in April 2002. There are currently no guaranteed executive bonuses for 2003 or beyond.

Long-Term Incentive: Stock Options

      The Committee recommends executive stock options under the Company’s 1997 Stock Plan to foster executive officer ownership of the Company’s Common Stock, to stimulate a long-term orientation in decisions and to provide direct linkage with stockholder interests. The Committee considers the total compensation package, industry practices and trends, the executive’s accountability level, and assumed potential stock value in the future when granting stock options. The Committee recommends option amounts to provide retention considering projected earnings to be derived from option gains based upon relatively conservative assumptions relating to planned growth and earnings. Therefore, the stock option program is intended to serve as an effective and competitive long-term incentive and retention tool for the Company’s executives, as well as other key employees. The exercise prices of stock options granted to executive officers are equal to the fair market value of the Company’s Common Stock on the date of grant. Therefore, stock options provide an incentive to maximize the Company’s profitable growth that ordinarily, over time, should be reflected in the price of the Company’s Common Stock.

      For example, in July 2002, at the recommendation of Mr. Madison, the Compensation Committee awarded options to purchase 1.3 million shares of the Company’s Common Stock to seventeen key employees of the Company. The purpose of these grants was to align these key employees with the new leadership and management team in a team-oriented participative culture. The exercise prices of these stock options are equal to the fair market value of the Company’s Common Stock on the date of grant and they vest 25% per year over four years.

Benefits

      The Company provides benefits to the named executive officers that are generally available to all employees of the Company.

Chief Executive Officer Compensation

      Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. Mr. Madison became the Chairman of the Board in December 2001, and Chief Executive Officer in July 2002. In December 2001, Mr. Madison entered into an employment agreement with the Company, which was formally ratified and approved by the Compensation Committee in January 2002. When Mr. Madison became Chief Executive Officer in July 2002, the Compensation Committee increased his base annual salary from $250,000 to $400,000. Mr. Madison requested that no action be taken on his discretionary bonus for 2002 and no bonus was paid to Mr. Madison in 2002. In addition, Mr. Madison received options to purchase 896,000 shares of the Company’s Common Stock in 2002. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” of this Proxy Statement. Mr. Madison’s salary under his employment agreement and his stock option grants were based on:

•	the Compensation Committee’s belief that this compensation package was necessary to induce Mr. Madison to become Chief Executive Officer of the Company;

•	the Compensation Committee’s belief that his past experience and performance would provide a measurable contribution to the Company’s success; and

•	pay levels of similar positions with comparable companies in the industry.

      Effective October 1, 2001, the Company entered into a new employment agreement with Mr. Hudson, its former Chief Executive Officer, which was formally ratified and approved by the Compensation Committee in January 2002. The compensation package in this employment agreement was designed to give Mr. Hudson a compensation package comparable to other chief executive officers in the information technology industry for companies of similar size. In particular, Mr. Hudson’s compensation was comprised of $550,000 in annual salary and up to $550,000 in annual bonus, payable, if at all, at the discretion of the Compensation Committee of the Board of Directors. In February 2002, Mr. Hudson was given a bonus of $237,600 related to 2001 performance. Mr. Hudson’s bonus for 2001 was based on the Company’s operating results, particularly the Company’s profitability during the third and fourth quarters of 2001 and his individual performance and contribution to the Company’s success in 2001. Due to his separation from the Company effective June 30, 2002, Mr. Hudson did not receive a bonus for 2002 and did not receive additional stock option grants in 2002. In accordance with the terms of his employment agreement, Mr. Hudson received a lump-sum severance payment of $1.1 million in 2002, representing two times his base salary. In addition, commencing July 1, 2002, Mr. Hudson will be paid additional severance equal to his base salary at the time of his separation for a period of 24 months, payable in accordance with the Company’s payroll practices, along with COBRA benefits for 18 months.

      It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary discipline to properly align the Company’s corporate economic performance and the interest of the Company’s stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

The Compensation Committee of the
Board of Directors

William H. Janeway
Edward Grzedzinski

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about the Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2002.

Number of Securities
Remaining Available for
	(a) Number of Securities		Future Issuance Under
	to be Issued Upon	(b) Weighted Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
Plan Category*	Rights	Warrants and Rights	Column (a))

Equity Compensation Plans Approved by Stockholders	9,580,998	$4.47	2,667,335

*	All of the Company’s equity compensation plans have been approved by its stockholders.

PERFORMANCE GRAPH

      The following graph compares the cumulative total return for the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index. The graph assumes that $100 was invested on December 31, 1997 in the Company’s Common Stock, the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index, including reinvestment of dividends. No dividends have been declared or paid on the Company’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	1997	1998	1999	2000	2001	2002

Indus International, Inc.	$100.00	$96.55	$168.10	$29.31	$100.69	$22.62
Nasdaq Stock Market Composite — US Index	100.00	140.99	262.00	157.59	125.05	85.83
Nasdaq Computer Equipment and Data Processing Index	100.00	183.41	376.19	209.54	158.71	100.85

CERTAIN TRANSACTIONS WITH MANAGEMENT

      On March 5, 2003, the Company issued each of WPI, an affiliate of the Company, and Mr. Madison, the Company’s Chief Executive Officer and Chairman of the Board, 8% Convertible Notes pursuant to a

Purchase Agreement dated as of February 12, 2003. WPI purchased approximately $4.9 million principal amount of the notes, and Mr. Madison purchased $100,000 principal amount of the notes. WPI also purchased 72,666 shares of Common Stock of the Company pursuant to the Purchase Agreement. In connection with the issuance of the Common Stock and the notes by the Company, the Company also entered into registration rights agreements pursuant to which the Company agreed to file registration statements registering all of the shares of Common Stock issued and all of the Common Stock to be issued upon conversion of the notes for resale. The Company is required to perform various other related actions pursuant to the registration rights agreement and to indemnify the selling stockholders from certain liabilities in connection with the registration of their shares for resale. The terms of the financing of the Company’s acquisition of IUS, including the sale of the Common Stock and the 8% Convertible Notes, were negotiated by representatives of the independent third party purchasers, by the Company, and, on behalf of the Company, by C.E. Unterberg, Towbin, the Company’s placement agent. The Company believes that these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties on an arms’ length basis.

SECURITY OWNERSHIP OF MANAGEMENT; PRINCIPAL STOCKHOLDERS

      The table below sets forth, as of June 17, 2003, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Named Executive Officer; (iii) each director of the Company; and (iv) all current directors and executive officers as a group.

	Shares	Approximate
	Beneficially	Percentage of
Name and Address	Owned(1)	Ownership(1)

Warburg, Pincus Investors, LP(2)(3)	14,839,429	34.98%
William H. Janeway(2)(4)	14,884,429	35.32
Joseph P. Landy(2)(4)	14,879,429	35.31
Liberty Wanger Asset Management, L.P.(5)	3,720,000	8.84
Liberty Acorn Trust(5)	3,300,000	7.84
P.A.W. Capital Corp.(6)	2,313,333	5.50
Peter A. Wright(6)	2,313,333	5.50
Thomas R. Madison, Jr.(7)	253,999	*
Jeffrey A. Babka(7)	201,500	*
Gayle A. Crowell(8)	82,500	*
Gregory J. Dukat	—	—
Edward Grzedzinski(9)	22,500	*
Thomas S. Robertson(10)	12,500	*
Thomas E. Timbie(10)	17,500	*
Kent O. Hudson(10)	750,000	1.75
All current directors and executive officers as a group (9 persons)	15,514,928	36.29

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deems shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of the Company’s Common Stock that will be issuable to the identified person or entity pursuant to stock options or warrants that are either immediately exercisable or exercisable within sixty days of June 17, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares held by Warburg, Pincus Investors, LP (“WPI”). Warburg Pincus & Co. (“WP”) is the sole General Partner of WPI. Warburg Pincus LLC (“WP LLC”) manages WPI. The members of WP LLC are substantially the same as the partners of WP. William H. Janeway and Joseph P. Landy, directors of Indus International, Inc., are vice chairman and co-president, respectively, of WP LLC and general partners of WP. Messrs. Janeway and Landy may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by WPI. Because of their affiliation with WP, WPI and WP LLC, 14,839,429 of the shares are indicated as beneficially owned by Messrs. Janeway and Landy. Messrs. Janeway and Landy each disclaim beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of all such shares owned by WP, WPI and WP LLC. Their address is c/o of Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017. Includes 329,219 shares issuable upon the exercise of currently exercisable warrants held by WPI.

(3)	Robert W. Felton, the Company and WPI entered into a Stock Purchase Agreement dated January 13, 1999 (the “Felton Purchase Agreement”). Under the Felton Purchase Agreement, WPI purchased 5,000,000 shares of the Company’s Common Stock from Mr. Felton and WPI agreed that with respect to any proposal presented to the Company’s stockholders it will exercise its voting right with respect to any shares of capital stock of the Company owned by it such that the votes of WPI and its affiliates are limited to 50% or less of the votes eligible to be cast on such proposal, except that WPI may vote its shares of capital stock in excess of such 50% vote in the same proportions as the other stockholders of the Company vote their shares of capital stock entitled to vote on such proposal.

(4)	Includes 45,000 shares for Mr. Janeway and 40,000 shares for Mr. Landy that are subject to options exercisable within 60 days of June 17, 2003, which were granted to each of Messrs. Janeway and Landy in their capacity as directors.

(5)	Represents shares reported on Schedule 13G for the period ended December 31, 2002 of which Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc., its general partner, have shared voting and investment power. Of these 3,720,000 shares beneficially owned by WAM, Liberty Acorn Trust has shared voting and investment power over 3,300,000 shares. The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(6)	Represents shares reported on Schedule 13G for the period ended December 31, 2002 of which P.A.W. Capital Corp. and Peter A. Wright have shared voting power and investment power. Peter A. Wright is the sole shareholder of P.A.W. Capital Corp. P.A.W. Capital Corp. is the general partner of P.A.W. Capital Partners, L.P. P.A.W. Capital Partners, LP is the general partner of P.A.W. Partners, LP and the manager of P.A.W. Offshore Fund. The address of each of the entities is 10 Glenville Street, Greenwich, Connecticut 06831-3638.

(7)	For Mr. Madison, includes 248,999 shares subject to options exercisable within 60 days of June 17, 2003. For Mr. Babka, includes 200,000 shares subject to options exercisable within 60 days of June 17, 2003. For Mr. Grzedzinski, includes 12,500 shares subject to options exercisable within 60 days of June 17, 2003.

(8)	Represents shares subject to options exercisable within 60 days of June 17, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company’s Compensation Committee during 2002 initially consisted of William H. Janeway and Jeanne D. Wohlers, and was reconfigured in April 2002 to consist of Mr. Janeway and Edward Grzedzinski. No interlocking relationship existed during 2002 nor presently exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and persons who own greater than ten percent of a registered class of the Company’s equity securities are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of the forms furnished to the Company and written representations from the executive officers, directors and 10% stockholders, the Company believes that delinquent filings were made by the following individuals for the following transactions: From 4s for Mr. Madison and Mr. Babka related to option grants made on July 10, 2002 were filed late on March 31, 2003. Other than the filings indicated, to the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2002, all officers, directors and 10% stockholders complied with all Section 16(a) filing requirements.

OTHER MATTERS

      The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Atlanta, Georgia

July 3, 2003

APPENDIX A

INDUS INTERNATIONAL, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

Article I — BACKGROUND	A-1
1.1 Establishment of the Plan	A-1
1.2 Applicability of the Plan	A-1
1.3 Purpose	A-1
Article II — DEFINITIONS	A-1
2.1 Administrator	A-1
2.2 Board	A-1
2.3 Code	A-1
2.4 Committee	A-1
2.5 Common Stock	A-1
2.6 Compensation	A-1
2.7 Contribution Account	A-1
2.8 Company	A-1
2.9 Direct Registration System	A-2
2.10 Effective Date	A-2
2.11 Eligible Employee	A-2
2.12 Employee	A-2
2.13 Employer	A-2
2.14 Fair Market Value	A-2
2.15 Offering Date	A-2
2.16 Offering Period	A-2
2.17 Option	A-2
2.18 Participant	A-2
2.19 Plan	A-2
2.20 Purchase Date	A-2
2.21 Purchase Price	A-2
2.22 Request Form	A-2
2.23 Stock Account	A-2
2.24 Subsidiary	A-2
2.25 Trading Date	A-2
Article III — ELIGIBILITY AND PARTICIPATION	A-3
3.1 Eligibility	A-3
3.2 Participation	A-3
3.3 Leave of Absence	A-3
Article IV — STOCK AVAILABLE	A-3
4.1 In General	A-3
4.2 Adjustment in Event of Changes in Capitalization	A-4
4.3 Dissolution or Liquidation	A-4
4.4 Merger or Asset Sale	A-4
Article V — OPTION PROVISIONS	A-4
5.1 Purchase Price	A-4
5.2 Calendar Year $25,000 Limit	A-4
5.3 Offering Period Limit	A-4

A-i

Article VI — PURCHASING COMMON STOCK	A-5
6.1 Participant’s Contribution and Stock Accounts	A-5
6.2 Payroll Deductions, Dividends	A-5
6.3 Discontinuance	A-5
6.4 Leave of Absence; Transfer of Ineligible Status	A-5
6.5 Automatic Exercise	A-6
6.6 Listing, Registration, and Qualification of Shares	A-6
Article VII — WITHDRAWALS, DISTRIBUTIONS	A-6
7.1 Discontinuance of Deductions; Leave of Absence; Transfer to Ineligible Status	A-6
7.2 In-Service Withdrawals	A-6
7.3 Termination of Employment for Reasons Other Than Death	A-7
7.4 Death	A-7
7.5 Registration	A-7
Article VIII — AMENDMENT AND TERMINATION	A-7
8.1 Amendment	A-7
8.2 Termination	A-8
Article IX — MISCELLANEOUS	A-8
9.1 Employment Rights	A-8
9.2 Tax Withholding	A-8
9.3 Rights Not Transferable	A-8
9.4 No Repurchase of Stock by Company	A-8
9.5 Governing Law	A-8

A-ii

INDUS INTERNATIONAL, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

BACKGROUND

      1.1     Establishment of the Plan. Indus International, Inc. (the “Company”) hereby establishes a stock purchase plan to be known as the “Indus International, Inc. 2003 Employee Stock Purchase Plan” (the “Plan”), as set forth in this document. The Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

      1.2     Applicability of the Plan. The provisions of this Plan are applicable only to certain individuals who, on or after the Effective Date (as defined herein), are employees of the Company and its Subsidiaries participating in the Plan. The Committee shall indicate from time to time which of its Subsidiaries, if any, are participating in the Plan.

      1.3 Purpose. The purpose of the Plan is to enhance the proprietary interest among the employees of the Company and its participating subsidiaries through ownership of Common Stock of the Company.

ARTICLE II

DEFINITIONS

      Whenever capitalized in this document, the following terms shall have the respective meanings set forth below.

      2.1     Administrator. Administrator shall mean the person or persons (who may be officers or employees of the Company) selected by the Committee to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan.

      2.2     Board. Board shall mean the Board of Directors of the Company.

      2.3     Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

      2.4     Committee. Committee shall mean a committee which consists of members of the Board and which has been designated by the Board to have the general responsibility for the administration of the Plan. Unless otherwise designated by the Board, the Compensation Committee of the Board of Directors of the Company shall serve as the Committee administering the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee’s determinations on the foregoing matters shall be conclusive and binding upon all persons.

      2.5     Common Stock. Common Stock shall mean the common stock of the Company.

      2.6     Compensation. Compensation shall mean, for any Participant, for any Offering Period, the Participant’s gross base wages and commissions for the respective period, subject to appropriate adjustments that would exclude items such as bonuses, overtime pay, non-cash compensation and reimbursement of moving, travel, trade or business expenses.

      2.7     Contribution Account. Contribution Account shall mean the bookkeeping account established by the Administrator on behalf of each Participant, which shall be credited with the amounts deducted from the Participant’s Compensation pursuant to Section 3.2(a) or Article VI. The Administrator shall establish a separate Contribution Account for each Participant for each Offering Period.

      2.8     Company. Company shall mean Indus International, Inc., or its successor in interest.

      2.9     Direct Registration System. Direct Registration System shall mean a direct registration system approved by the Securities and Exchange Commission and by any Exchange on which the Common Stock is then listed, whereby shares of Common Stock may be registered in the holder’s name in book-entry form on the books of the Company.

      2.10     Effective Date. Effective Date shall be                    .

      2.11     Eligible Employee. An Employee eligible to participate in the Plan pursuant to Section 3.1.

      2.12     Employee. Employee shall mean an individual employed by an Employer who meets the employment relationship described in Treasury Regulation Sections 1.423-2(b) and Section 1.421-7(h).

      2.13     Employer. Employer shall mean the Company and any Subsidiary designated from time to time by the Board or the Committee as an employer participating in the Plan.

      2.14     Fair Market Value. Fair Market Value of a share of Common Stock shall mean the closing sales price of the Common Stock on a national securities exchange, the Nasdaq National Market or on any automated quotation system on which shares of Common Stock are traded (collectively, an “Exchange”) on such date or, if no trades were made on such date, on the last previous date on which such stock was traded.

      2.15     Offering Date. Offering Date shall mean the first Trading Date of each Offering Period.

      2.16     Offering Period. Offering Period shall mean the period of time during which offers to purchase Common Stock are outstanding under the Plan. The Committee shall determine the length of each Offering Period, which need not be uniform; provided that no Offering Period shall exceed twenty-four (24) months in length. Until specified otherwise by the Committee, the Offering Periods will be the 6-month periods beginning January 1 and July 1 of each year. No voluntary payroll deductions shall be solicited until after the effective date of a registration statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan.

      2.17     Option. Option shall mean the option to purchase Common Stock granted under the Plan on each Offering Date.

      2.18     Participant. Participant shall mean any Eligible Employee who has who has not withdrawn from the first Offering Period pursuant to Section 3.2(a) or who has elected to participate in the Plan under Section 3.2(b).

      2.19     Plan. Plan shall mean the Indus International, Inc. 2003 Employee Stock Purchase Plan, as amended and in effect from time to time.

      2.20     Purchase Date. Purchase Date shall mean the last Trading Date of each Offering Period.

      2.21     Purchase Price. Purchase Price shall mean the purchase price of Common Stock determined under Section 5.1.

      2.22     Request Form. Request Form shall mean an Employee’s authorization either in writing on a form approved by the Administrator or through electronic communication approved by the Administrator which specifies the Employee’s payroll deduction in accordance with Section 6.2, and contains such other terms and provisions as may be required by the Administrator.

      2.23     Stock Account. Stock Account shall mean the account established by the Administrator on behalf of each Participant, which shall be credited with shares of Common Stock purchased pursuant to the Plan and dividends thereon (which may be reinvested in shares of Common Stock), until such shares are distributed in accordance with Article VII of the Plan.

      2.24     Subsidiary. Subsidiary shall mean any present or future corporation which is a “subsidiary corporation” of the Company as defined in Code Section 424(f).

      2.25     Trading Date. Trading Date shall mean a date on which shares of Common Stock are traded on any Exchange.

      Except when otherwise indicated by the context, the definition of any term herein in the singular may also include the plural.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

      3.1     Eligibility. Each Employee who is an Employee regularly scheduled to work at least 20 hours each week and at least five months each calendar year shall be eligible to participate in the Plan as of the later of:

(a) the Offering Date immediately following the Employee’s last date of hire by an Employer; or

(b) the Effective Date.

      On each Offering Date, Options will automatically be granted to all Employees then eligible to participate in the Plan; provided, however, that no Employee shall be granted an Option for an Offering Period if, immediately after the grant, the Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section, the attribution rules of Code Section 424(d) shall apply in determining stock ownership of any Employee. If an Employee is granted an Option for an Offering Period and such Employee does not participate in the Plan for such Offering Period, such Option will be deemed never to have been granted for purposes of applying the $25,000 annual limitation described in Section 5.2.

      3.2     Participation. For each Offering Period, an Eligible Employee having been granted an Option under Section 3.1 may submit a Request Form to the Administrator to participate in the Plan for such Offering Period. The Request Form shall authorize a regular payroll deduction from the Employee’s Compensation for the Offering Period, subject to the limits and procedures described in Article VI. A Participant’s Request Form authorizing a regular payroll deduction shall remain effective from Offering Period to Offering Period until amended or canceled under Section 6.3.

      3.3     Leave of Absence. For purposes of Section 3.1, an individual on a leave of absence from an Employer shall be deemed to be an Employee for the first 90 days of such leave, or for such longer period of time that his or her entitlement to return to work is protected by statute or agreement with the Employer, if applicable. For purposes of this Plan, such individual’s employment with the Employer shall be deemed to terminate at the close of business on the 90th day of the leave, unless the individual has returned to regular employment with an Employer before the close of business on such 90th day or his entitlement to return to work is protected by statute or agreement with the employer. Termination of any individual’s leave of absence by an Employer, other than on account of a return to employment with an Employer, shall be deemed to terminate an individual’s employment with the Employer for all purposes of the Plan.

ARTICLE IV

STOCK AVAILABLE

      4.1     In General. Subject to the adjustments in Sections 4.2 and 4.3, an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of Common Stock, shall be available for purchase by Participants pursuant to the provisions of the Plan. These shares may be authorized and unissued shares or may be shares issued and subsequently acquired by the Company. If an Option under the Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such Option that are not purchased shall again be available for subsequent Option grants under the Plan. If the total number of shares of Common Stock for which Options are exercised on any Purchase Date exceeds the maximum number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable; and the balance of the cash credited to Participants’ Contribution Accounts shall be distributed to the Participants as soon as practicable.

      4.2     Adjustment in Event of Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capitalization, or other distribution with respect to holders of the Company’s Common Stock other than normal cash dividends, an automatic adjustment shall be made in the number and kind of shares as to which outstanding Options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 4.1, so that the proportionate interest of the Participants shall be maintained as before the occurrence of such event; provided, however, that in no event shall any adjustment be made that would cause any Option to fail to qualify as an option pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

      4.3     Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise provided by the Committee. The Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the next Purchase Date has been changed to the New Purchase Date and that the Participant’s Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 6.3 hereof, prior to the New Purchase Date.

      4.4     Merger or Asset Sale. In the event of a reorganization, merger, or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation (or survives as a direct or indirect subsidiary of other such other constituent corporation or its parent), or upon a sale of substantially all of the property or stock of the Company to another corporation, then, in the discretion of the Board or the Committee, (i) each outstanding Option shall be assumed, or an equivalent option substituted, by the successor corporation or its parent, or (ii) the Offering Period then in progress shall be shortened by setting a New Purchase Date, which shall be before the date of the proposed transaction. If the Committee sets a New Purchase Date, the Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the Participant’s Option shall be exercised automatically on the New Purchase Date, unless the Participant has withdrawn from the Offering Period, as provided in Section 6.3 hereof, prior to the New Purchase Date. In lieu of the foregoing, the Committee may terminate the Plan in accordance with Section 8.2.

ARTICLE V

OPTION PROVISIONS

      5.1     Purchase Price. The Purchase Price of a share of Common Stock purchased for a Participant pursuant to each exercise of an Option shall be the lesser of:

(a) 85 percent of the Fair Market Value of a share of Common Stock on the Offering Date; or

(b) 85 percent of the Fair Market Value of a share of Common Stock on the Purchase Date.

      5.2     Calendar Year $25,000 Limit. Notwithstanding anything else contained herein, no Employee may be granted an Option for any Offering Period which permits such Employee’s rights to purchase Common Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock for each calendar year in which an Option is outstanding at any time. For purposes of this Section, Fair Market Value shall be determined as of the Offering Date.

      5.3     Offering Period Limit. Notwithstanding anything else contained herein, the maximum number of shares of Common Stock that an Eligible Employee may purchase in any Offering Period is 10,000 shares.

ARTICLE VI

PURCHASING COMMON STOCK

      6.1     Participant’s Contribution and Stock Accounts. The Administrator shall establish a book account in the name of each Participant for each Offering Period, which shall be the Participant’s Contribution Account. As discussed in Section 6.2 below, a Participant’s payroll deductions shall be credited to the Participant’s Contribution Account, without interest, until such cash is withdrawn, distributed, or used to purchase Common Stock as described below.

      During such time, if any, as the Company participates in a Direct Registration System, shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant. If the Company does not participate in a Direct Registration System, then until distribution is requested by a Participant pursuant to Article VII, (i) stock certificates evidencing the Participant’s shares of Common Stock acquired upon exercise of an Option shall be held by the Company as the nominee for the Participant, or (ii) such stock shall be held in book-entry form in an account established on behalf of the Participant with a third-party brokerage firm, as described below. These shares shall be credited to the Participant’s Stock Account. Shares shall be held by the Company or such brokerage firm as nominee for Participants solely as a matter of convenience. A Participant shall have all ownership rights as to the shares credited to his or her Stock Account, and the Company shall have no ownership or other rights of any kind with respect to any such certificates or the shares represented thereby. The Company may enter into an arrangement with one or more third-party brokerage firms to administer the Stock Accounts of Participants.

      All cash received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate any assets held under the Plan.

      6.2     Payroll Deductions; Dividends.

      (a) Payroll Deductions. By submitting a Request Form at any time before an Offering Period in accordance with rules adopted by the Committee, or during the first Offering Period, if permitted by the Administrator in accordance with the last sentence of Section 3.2(a), an Eligible Employee may authorize a payroll deduction to purchase Common Stock under the Plan for the Offering Period. The payroll deduction shall be effective on the first pay period during the Offering Period commencing after receipt of the Request Form by the Administrator. The payroll deduction shall be in any whole dollar amount or percentage up to a maximum of ten percent (10%) of such Employee’s Compensation payable each pay period, and at any other time an element of Compensation is payable. A Participant’s payroll deduction shall not be less than one percent (1%) of such Employee’s Compensation payable each payroll period.

      (b) Dividends. Cash or stock dividends paid on Common Stock which is credited to a Participant’s Stock Account as of the dividend payment date may, at the election of the Company, be automatically reinvested in shares of Common Stock and credited to the Participant’s Stock Account or paid or distributed to the Participant as soon as practicable.

      6.3     Discontinuance. A Participant may discontinue participation in an Offering Period or discontinue his or her payroll deductions for an Offering Period by filing a new Request Form with the Administrator. This discontinuance shall be effective on the first pay period commencing at least 15 days after receipt of the Request Form by the Administrator. A Participant who discontinues his or her participation or payroll deductions for an Offering Period may not resume participation in the Plan until the following Offering Period.

      Any amount held in the Participant’s Contribution Account for an Offering Period after the effective date of the discontinuance of his or her payroll deductions will either be refunded or used to purchase Common Stock, as provided in Section 7.1.

      6.4     Leave of Absence; Transfer to Ineligible Status. If a Participant either begins a leave of absence, is transferred to employment with a Subsidiary not participating in the Plan, or remains employed with an Employer but is no longer eligible to participate in the Plan, the Participant shall cease to be eligible for payroll deductions to his or her Contribution Account pursuant to Section 6.2. The cash standing to the credit of the Participant’s Contribution Account shall become subject to the provisions of Section 7.1.

      If the Participant returns from the leave of absence before being deemed to have ceased employment with the Employer under Section 3.3, or again becomes eligible to participate in the Plan, the Request Form, if any, in effect immediately before the leave of absence or disqualifying change in employment status shall be deemed void and the Participant must again complete a new Request Form to resume participation in the Plan.

      6.5     Automatic Exercise. Unless the cash credited to a Participant’s Contribution Account is withdrawn or distributed as provided in Article VII, his or her Option shall be deemed to have been exercised automatically on each Purchase Date, for the purchase of the number of full and fractional shares of Common Stock which the cash credited to his or her Contribution Account at that time will purchase at the Purchase Price. Any other cash balance remaining in the Participant’s Contribution Account at the end of an Offering Period shall be refunded to the Participant, without interest. The amount of cash that may be used to purchase shares of Common Stock may not exceed the Compensation restrictions set forth in Section 6.2 or the applicable limitations of Sections 5.2 or 5.3.

      If the cash credited to a Participant’s Contribution Account on the Purchase Date exceeds the applicable Compensation restrictions of Section 6.2 or exceeds the amount necessary to purchase the maximum number of shares of Common Stock available during the Offering Period under the applicable limitations of Section 5.2 or Section 5.3, such excess cash shall be refunded to the Participant, without interest. The excess cash may not be used to purchase shares of Common Stock nor retained in the Participant’s Contribution Account for a future Offering Period.

      Each Participant shall receive a statement on not less than an annual basis indicating the number of shares credited to his or her Stock Account, if any, under the Plan.

      6.6     Listing, Registration, and Qualification of Shares. The granting of Options for, and the sale and delivery of, Common Stock under the Plan shall be subject to the effecting by the Company of any listing, registration, or qualification of the shares subject to that Option upon any securities exchange or under any federal or state law, or the obtaining of the consent or approval of any governmental regulatory body deemed necessary or desirable for the issuance or purchase of the shares covered.

ARTICLE VII

WITHDRAWALS; DISTRIBUTIONS

      7.1     Discontinuance of Deductions; Leave of Absence; Transfer to Ineligible Status. In the event of a Participant’s complete discontinuance of participation or payroll deductions under Section 6.3 or a Participant’s leave of absence or transfer to an ineligible status under Section 6.4, the cash balance then standing to the credit of the Participant’s Contribution Account shall, at the election of the Participant, be —

      (a) returned to the Participant, in cash, without interest, as soon as practicable, upon the Participant’s written request received by the Administrator at least 30 days before the next Purchase Date; or

      (b) if the Participant so requests or, in the absence of timely instruction from the Participant of a desire to receive cash under (a) above, held under the Plan and used to purchase Common Stock for the Participant under the automatic exercise provisions of Section 6.5.

      7.2     In-Service Withdrawals. During such time, if any, as the Company participates in a Direct Registration System, shares of Common Stock acquired upon exercise of an Option may be directly registered in the name of the Participant and the Participant may withdraw certificates in accordance with the applicable terms and conditions of such Direct Registration System. If the Company does not participate in a Direct Registration System, a Participant may, while an Employee of the Company or any Subsidiary, withdraw certificates for some or all of the shares of Common Stock credited to his or her Stock Account at any time, upon 30 days’ written notice to the Administrator. If a Participant requests a distribution of only a portion of the shares of Common Stock credited to his or her Stock Account, the Administrator will distribute the oldest securities held in the Participant’s Stock Account first, using a first in-first out methodology. The Administrator may at any time distribute certificates for some or all of the shares of Common Stock credited to a Participant’s Stock Account, whether or not the Participant so requests.

      7.3     Termination of Employment for Reasons Other Than Death. If a Participant terminates employment with the Company and the Subsidiaries for reasons other than death, the cash balance in the Participant’s Contribution Account shall be returned to the Participant in cash, without interest, as soon as practicable. Certificates for the shares of Common Stock credited to his or her Stock Account shall be distributed to the Participant as soon as practicable, unless the Company then participates in a Direct Registration System, in which case, the Participant shall be entitled to evidence of ownership of such shares in such form as the terms and conditions of such Direct Registration System permit.

      7.4     Death. In the event a Participant dies, the cash balance in his or her Contribution Account shall be distributed to the Participant’s estate, in cash, without interest, as soon as practicable. Certificates for the shares of Common Stock credited to the Participant’s Stock Account shall be distributed to the estate as soon as practicable, unless the Company then participates in a Direct Registration System, in which case, the estate shall be entitled to evidence of ownership of such shares in such form as the terms and conditions of such Direct Registration System permit.

      7.5     Registration. Whether represented in certificate form or by direct registration pursuant to a Direct Registration System, shares of Common Stock acquired upon exercise of an Option shall be directly registered in the name of the Participant or, if the Participant so indicates on the Request Form, (a) in the Participant’s name jointly with a member of the Participant’s family, with the right of survivorship, (b) in the name of a custodian for the Participant (in the event the Participant is under a legal disability to have stock issued in the Participant’s name), (c) in a manner giving effect to the status of such shares as community property, or (d) in street name for the benefit of any of the above with a broker designated by the Participant. No other names may be included in the Common Stock registration. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of shares of such Common Stock, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer.

ARTICLE VIII

AMENDMENT AND TERMINATION

      8.1     Amendment. The Committee shall have the right to amend or modify the Plan, in full or in part, at any time and from time to time; provided, however, that no amendment or modification shall:

(a) affect any right or obligation with respect to any grant previously made, unless required by law, or

(b) unless previously approved by the stockholders of the Company, where such approval is necessary to satisfy federal securities laws, the Code, or rules of any stock exchange on which the Company’s Common Stock is listed:

(1) in any manner materially affect the eligibility requirements set forth in Sections 3.1 and 3.3, or change the definition of Employer as set forth in Section 2.13, or

(2) increase the number of shares of Common Stock subject to any options issued to Participants (except as provided in Sections 4.2 and 4.3).

      8.2     Termination. The Plan will continue into effect for a term of ten years from the Effective Date unless earlier terminated by the Committee. The Committee may terminate the Plan at any time in its sole and absolute discretion. The Plan shall be terminated by the Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as provided by Section 4.1.

      Upon termination of the Plan, the Administrator shall give notice thereof to Participants and shall terminate all payroll deductions. Cash balances then credited to Participants’ Contribution Accounts shall be distributed as soon as practicable, without interest.

ARTICLE IX

MISCELLANEOUS

      9.1     Employment Rights. Neither the establishment of the Plan, nor the grant of any Options thereunder, nor the exercise thereof shall be deemed to give to any Employee the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or otherwise modify the employment relationship at any time.

      9.2     Tax Withholding. The Administrator may make appropriate provisions for withholding of federal, state, and local income taxes, and any other taxes, from a Participant’s Compensation to the extent the Administrator deems such withholding to be legally required.

      9.3     Rights Not Transferable. Rights and Options granted under this Plan are not transferable by the Participant other than by will or by the laws of descent and distribution and are exercisable only by the Participant during his or her lifetime.

      9.4     No Repurchase of Stock by Company. The Company is under no obligation to repurchase from any Participant any shares of Common Stock acquired under the Plan.

      9.5     Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except to the extent such laws are preempted by the laws of the United States.

      The foregoing is hereby acknowledged as being the Indus International, Inc. 2003 Employee Stock Purchase Plan as adopted by the Board of Directors of Indus International, Inc. on March 28, 2003. The Plan was approved by the stockholders of the Company on                     , 2003.

INDUS INTERNATIONAL, INC.

/s/ JEFFREY A. BABKA

By: Jeffrey A. Babka

Its:	Executive Vice President Finance and Administration and Chief Financial Officer

PROXY
INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339

     The undersigned stockholder of Indus International, Inc. constitutes and appoints Thomas R. Madison, Jr. and Jeffrey A. Babka, and each of them, each with full power of substitution, to vote the number of shares of common stock that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at Indus’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, on July 29, 2003, at 10:00 a.m., or at any adjournments or postponements, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The proxies in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named below becomes unable to serve or will not serve and are further authorized to vote on other matters that may properly come before the annual meeting and any adjournments or postponements. The board of directors recommends a vote FOR each of the nominees for director, FOR the issuance of common stock upon the conversion of the Company’s 8% Convertible Notes and FOR the adoption of the 2003 Employee Stock Purchase Plan.

Please Mark your votes as indicated in this example ☒

1.	ELECTION OF DIRECTORS

☐	FOR	☐	WITHHOLD AUTHORITY
On the proposal to elect the following directors to serve on the Board of Directors until the 2004 annual meeting of stockholders and until their successors are elected and qualified:
01 Gayle A. Crowell 02 Edward Grzedzinski 03 William H. Janeway 04 C. Frederick Lane
05 Thomas R. Madison, Jr. 06 Douglas S. Massingill 07 Thomas E. Timbie
To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

2.	Issuance of Common Stock upon the Conversion of the Company’s 8% Convertible Notes. On the proposal to issue shares of common stock upon the conversion of the Company’s 8% Convertible Notes:

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

3.	2003 Employee Stock Purchase Plan. On the proposal to adopt the 2003 Employee Stock Purchase Plan:

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each nominee for director, FOR the issuance of common stock upon the conversion of the Company’s 8% Convertible Notes and FOR the adoption of the 2003 Employee Stock Purchase Plan, and with discretionary authority on all other matters that may properly come before the annual meeting or any adjournments or postponements.

Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Shares Held: _____________________________________

Dated: ------------------- 2003
Signature of Stockholder	Signature of Stockholder (if held jointly)	Month Day

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INDUS INTERNATIONAL, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.